Exhibit 23.4

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November 16, 2015

To Whom It May Concern:

We hereby consent to the reference to our name and the inclusion of data and statements from our research report provided under the terms of our engagement letter to Cambridge Capital Acquisition Corporation in the Registration Statement on Form S-4 (SEC File No. 333-206989) (“Registration Statement”) of Cambridge Holdco Corp. (the “Company”) and any amendments thereto, as well as in any other future filings with the SEC by the Company. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Joshua T. Hartman

Joshua T. Hartman

Managing Partner